EXHIBIT 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated any of Chris Barsness and Charles Bearchell to execute and file on the undersigned's behalf all Forms 3, 4, 5, and/or Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Auriga Laboratories, Inc. (the “Company”). The authority of the foregoing persons under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5, and/or Schedule 13D with regard to the undersigned's ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that the foregoing persons are not assuming any of the undersigned's responsibilities to comply with Section 16 and Section 13 of the Securities Exchange Act of 1934.

Dated as of May 17th, 2007	/s/ Philip S. Pesin
Printed Name: Philip S. Pesin